Exhibit  16.1

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C.  20549

Re:  Capco Energy, Inc.  (File no. 0-10157)

We have read Capco Energy Inc.’s statements included under Item 4.01 (a) in the attached Form 8-K dated October 7, 2005, in connection with the termination of our services as the independent registered public accounting firm for the Company, and are in agreement with the statements contained therein.

Yours very truly,

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.

Irvine, California

Encl. Proposed Form 8-K

1